                                ADMISSION AGREEMENT

       THIS ADMISSION AGREEMENT (the "Agreement") is entered into as of the 16th day of March, 1998, by and between DOMINION PARK, L.L.C., a Delaware limited liability company ("Investor"), and Deere Park Equities, L.L.C., an Illinois limited liability company ("Company").

                                      RECITALS

       WHEREAS, Company is governed by an Operating Agreement dated December 1, 1995 (the "Operating Agreement"); and

       WHEREAS, that certain letter agreement (the "Letter Agreement") dated August 19, 1997, as amended among Company, Michel L. Marengere and Nicolas V. Matossian currently governs the operation of Investor; and

       WHEREAS, Investor desires to become, and Company desires that Investor become, a member of Company upon the terms and conditions contained herein.

       NOW, THEREFORE, in consideration of the recitals and mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

       1. DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement or the Letter Agreement, as the case may be.

       2. ADMISSION OF INVESTOR. Upon Investor's payment of the capital contribution set forth in paragraph 3, Investor shall be admitted to Company as a Class C Member, and Investor agrees to be bound by all of the terms and conditions of the Operating Agreement with respect to Class C Members, as supplemented by this Agreement. Exhibit A to the Operating Agreement shall be deemed amended to reflect the admission of and the capital contribution made by Investor to Company.

       3. CAPITAL CONTRIBUTION. Contemporaneously with the execution of this Agreement, Investor shall make a contribution to the capital of Company in the form of Two Million One Hundred Ten Thousand One Hundred (2,110,100) shares of Class A Common Stock, $0.001 par value per share, of Dominion Bridge Corporation (the "DBC Shares"). Withdrawals of the DBC Shares or substitutions of cash or other securities for any or all of the DBC Shares may be made only upon the consent of the Class A Member. The DBC Shares or any cash or other securities substituted therefor shall be deemed capital of Company, for use in its business and subject to the risks of its operations.




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       4.     ALLOCATIONS PURSUANT TO THE LETTER AGREEMENT AND SPECIAL
ALLOCATIONS OF PROFITS AND LOSSES.

              (a) PAYMENT OF THE NOTE. Pursuant to the terms of the Letter Agreement and the Note, the Management Option Shares continued to be owned by Dominion Park will be applied to the payment of the Note, and in the event the Management Option Shares are insufficient to provide for payment in full of the Note, the Note shall be paid,

                     (i) first, with the Current Management Shares pledged as collateral security for the Guaranty; and

                     (ii) then, to the extent of any remaining insufficiency, with the Private Deere Park Shares and the Market Deere Park Shares hereby being contributed to Deere Park.

              (b) ALLOCATION OF GAIN ON MANAGEMENT OPTION SHARES. Any Management Option Shares (or the proceeds thereof) not used to pay the Note will continue to be allocated in accordance with the terms of the Letter Agreement (i.e., 30% to Deere Park and 70% to the Executive Stockholders).

              (c) ALLOCATION OF GAIN OR PRIVATE DEERE PARK SHARES. Any Private Deere Park Shares and Market Deere Park Shares (or the proceeds thereof) not used to pay the Note will be allocated to Investor and it is understood that Investor shall allocate such Shares or proceeds in accordance with the terms of the Letter Agreement (i.e., 60% to Deere Park and 40% to the Executive Stockholders).

              (d) IN-KIND DISTRIBUTIONS. In the event of the termination and liquidation of Investor, subject to repayment of the Note, Investor shall withdraw as a member of Company and the DBC Shares, other than those used to pay the Note or otherwise disposed of in accordance with the terms of the Letter Agreement shall be distributed "in kind" to Investor.

              (e) Any Net Losses of Company resulting from the DBC Shares shall be allocated one hundred percent (100%) to Investor.

              (f) NO PREFERENCE RETURN. Notwithstanding anything to the contrary in the Operating Agreement, Investor hereby acknowledges and agrees that it will not be entitled to any Preference Return or have any interest in profits or losses derived from any activities or investments of Company other than as described herein.

       5. RIGHTS WITH RESPECT TO THE DBC SHARES. Investor hereby acknowledges that Company shall have all rights with respect to the DBC Shares and that Investor's only interest in such stock is as a member of Company; provided, however, that the provisions of the Letter Agreement shall continue to govern (a) the voting of the proxies for the DBC Shares and (b) the


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disposition of the Newco Shares under any circumstances other than an uncured default under the Note or the termination of Investor.

        6. ENTIRE AGREEMENT. This Agreement and the Operating Agreement together contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the parties and dated subsequent to the date hereof. In the event of any conflict between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement shall control.

        7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles thereof.

        8. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

        9. MODIFICATIONS AND WAIVERS. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the party intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

       10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.




DOMINION PARK, L.L.C.,                    DEERE PARK EQUITIES, L.L.C.,
a Delaware limited liability company      an Illinois limited liability company


 By:    /s/ Michel L. Marengere          By:    /s/ Douglas A. Gerrard
     -------------------------------          ---------------------------------
      Michel L. Marengere, Manager              Doug Gerrard, Member-Manager

 By:    /s/ Nicolas V. Matossian
     -------------------------------
      Nicolas V. Matossian, Manager

 By:    /s/ Douglas A. Gerrard
     -------------------------------
         Doug Gerrard, Manager

 By:    /s/ Leonard Feldman
     -------------------------------
        Leonard Feldman, Manager



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